Exhibit B-58

CERTIFICATE OF TRUST

OF

KCPL FINANCING I

          THIS CERTIFICATE OF TRUST of KCPL Financing I (the "Trust"), dated as of December 10, 1996, is being duly executed and filed by the undersigned, as trustees, to create a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801, et seq.).

          1.     Name. The name of the business trust being created hereby is KCPL Financing I.

          2.     Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware are First Chicago Delaware Inc., 300 King Street, Wilmington, Delaware 19801.

          3.     Effective Date. This Certificate of Trust shall be effective as of its filing.

          IN WITNESS WHEREOF, the undersigned, being the only trustees of the Trust, have executed this Certificate of Trust as of the date first above written.
FIRST CHICAGO DELAWARE INC., not in its individual capacity but solely as Trustee	ANDREA F. BIELSKER not in her individual capacity but solely as Trustee
By: /s/Steven M. Wagner Steven M. Wagner Vice President	By: /s/Andrea F. Bielsker

THE FIRST NATIONAL BANK OF CHICAGO, not in its individual capacity but solely as Trustee
By: John R. Prendiville John R. Prendiville Vice President